Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Statement of Additional Information in Post-Effective Amendment No. 19 to the Registration Statement on Form N1-A of Fidelity Central Investment Portfolios II LLC: Fidelity Mortgage Backed Securities Central Fund of our report dated October 18, 2013 on the financial statements and financial highlights included in the August 31, 2013 Annual Report to Shareholders of the above referenced fund , which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts October 18, 2013